Exhibit 10.1

FORM OF CHANGE IN CONTROL AMENDMENT

This August 2011 Amendment effective as of August 4, 2011 (the “Amendment”) amends that certain Change of Control Agreement dated             , as amended (the “Agreement”), by and between             (the “Company”) and             (“Employee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed them in the Agreement.

RECITALS

A. The Board of Directors of the Company (the “Board”) has previously determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company.

B. The Board believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment following a Change in Control that will provide Employee with enhanced financial security and provide sufficient incentive and encouragement to Employee to remain with the Company following a Change in Control.

C. In order to provide Employee with the intended benefit of the Agreement with respect to acceleration of certain equity grants of Employee an additional provision is required to ensure that if such equity grants are not assumed by an acquirer they will accelerate.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, terms and conditions set forth in this Agreement, the parties agree as follows:

1. Amendment.

(a) Section 7 of the Agreement is hereby amended to read in full as follows:

“7. Successors; Acceleration of Equity Interests in Certain Events.

(a) Company’s Successors. Any successor to the Company or to all or substantially all of the Company’s business and/or assets will be bound by this Agreement in the same manner and to the same extent as the Company. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets.

(b) Employee’s Successors. All rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Employee will have no right to assign any of his obligations or duties under this Agreement to any other person or entity.

(c) Acceleration if not Assumed. Section 12.1 (b) of the 2005 Equity Incentive Plan, as amended (the “Plan”), notwithstanding, if a Change in Control occurs and the “Acquiror”, as defined in the Plan, does not assume the “Awards”, as defined in the Plan, held by Employee, then all such Awards held by Employee shall become fully vested and exercisable as of a date ten (10) business days prior to the occurrence of the closing of the transaction resulting in the Change in Control, with any acceleration and exercise subject to, and conditional upon, the actual closing of such transaction.”

2. Miscellaneous. This Amendment may be executed in counterparts, each of which will be an original and both of which together will constitute one and the same instrument. Except as provided herein the terms of the Agreement are not amended in anyway and shall continue in full force and effect.

[Signature Page Follows]

Please sign and date this letter on the spaces provided below to acknowledge Employee’s acceptance of the terms of this Amendment.

Sincerely, SciClone Pharmaceuticals, Inc.

By:

Agreed to and Accepted:

Date:
Employee

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